Exhibit 10.1

5707 Southwest Parkway Building 1, Suite 275 Austin, TX 78735 USA + 1 (737) 281-0101 cfiedelman@digitalrealty.com digitalrealty.com

August 10, 2023

Andrew P. Power

c/o Digital Realty Trust, Inc.

5707 Southwest Parkway

Building 1, Suite 275

Austin, Texas 78735

RE:AMENDED AND RESTATED EMPLOYMENT TERMS

Dear Andy,

Digital Realty Trust, Inc. (the “REIT”) and DLR LLC (the “Employer”, and together with the REIT, the “Company”) are pleased to continue your employment with the REIT and the Employer on the terms and conditions set forth in this letter (the “Agreement”), effective as of August 10, 2023 (the “Effective Date”). This Agreement amends and restates in its entirety that certain employment letter agreement, by and between you and the Company, dated as of June 18, 2019, and amended as of September 7, 2022 (the “Prior Agreement”).

1.TERM. Subject to the provisions for earlier termination hereinafter provided, your employment hereunder shall be for a term (the “Term”) commencing on the Effective Date and ending on December 31, 2025 (the “Initial Termination Date”). If not previously terminated, the Term shall automatically be extended for one additional year on the Initial Termination Date and on each anniversary thereof unless either you or the Company elect not to so extend the Term by notifying the other party, in writing, of such election not less than sixty (60) days prior to the expiration of the then-current Term.

2.POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Company will employ you, and you agree to be employed by the Company, as President & Chief Executive Officer (“CEO”) of the REIT. In the capacity of CEO, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention to serving the Company in such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Board of Directors of the REIT (the “Board”). You will work full-time at our principal offices located in Austin, Texas (or such other location as mutually agreed upon between you and the Company), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Agreement. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Agreement.

3.BASE COMPENSATION. During the Term, the Company will pay you a base salary of $800,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices (but no less often than monthly) and prorated for any partial month of employment. Your annual base salary may be increased, but not decreased, by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion pursuant to the Company’s policies as in effect from time to time, and such increased amount thereafter will be your base salary per year for purposes of this Agreement.

4.INCENTIVE COMPENSATION.

(a)ANNUAL BONUS. In addition to the base salary set forth above, during the Term you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated executives of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan and attainment of performance criteria established by the Company, your target and maximum annual bonus shall be two hundred percent (200%) and four hundred percent (400%), respectively, of your base salary for such year. Any annual bonus that becomes payable to you is (i) subject to and conditioned upon your continued employment through the applicable payment date and (ii) intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2½) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

(b)EQUITY-BASED AWARDS. Any award agreement evidencing a Company equity-based award, including any award of profits interest units of Digital Realty Trust, L.P., granted to you on or after the Effective Date shall be in a form that is no less favorable to you than the form then-used by the Company to evidence Company equity-based awards granted to similarly situated senior executives of the Company generally (other than with respect to the treatment of such awards upon your Retirement (as defined in the ECCA (as defined below)) or upon a breach by you of any applicable restrictive covenants following the date on which your service with the Company and its affiliates terminates (which, for clarity, will be no less favorable to you than the treatment of awards upon your Retirement or upon a breach by you of any applicable restrictive covenants following the date on which your service with the Company and its affiliates terminates, in each case, as set forth in the form award agreements agreed to between you and the Company concurrently with the execution of this Agreement)).

5.BENEFITS AND FLEXIBLE PAID TIME-OFF. During the Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. During the Term, you will also be eligible for standard benefits, such as medical insurance, flexible paid time-off and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies.

6.TERMINATION OF EMPLOYMENT.

(a)Without Cause or for Good Reason. Subject to Section 6(f) below, in the event of a termination of your employment during the Term by the Company without Cause or by you for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to you through the date of termination of your employment (such date, or the date of your death if applicable under Section 6(c) below, the “Termination Date”), the Company will pay and provide you with the following payments and benefits:

(i)payable within thirty (30) days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to the sum of (x) two (2.0) (the “Severance Multiple”) times the sum of (A) your annual base salary as in effect on the Termination Date, plus (B) your target annual bonus for the fiscal year in which the Termination Date occurs (in the case of both (A) and (B), without giving effect to any reduction which constitutes Good Reason), (y) the Stub Year Bonus, plus (z) the Prior Year Bonus, if any;

(ii)for a period commencing on the Termination Date and ending on the earlier of (x) the eighteen (18)-month anniversary of the Termination Date or (y) the date on which you become eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, the Company shall continue to provide you and your eligible family members with group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated (including, in the discretion of the Company, by purchasing COBRA coverage for you and your eligible family members); provided, however, that if (A) any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-l(a)(5), or (B) the Company is otherwise unable to continue to cover you under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the continuation period (or the remaining portion thereof); and

(iii)for a period commencing on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date, the Company shall, at its sole expense and on an as-incurred basis, provide you with outplacement counseling services directly related to the termination of your employment with the Company, the provider of which shall be selected by the Company.

Any outstanding Company equity-based awards, including any profits interest units of Digital Realty Trust, L.P., held by you as of such Termination Date shall be governed by the terms of the award agreements evidencing such awards.

(b)Change in Control. Subject to Section 6(f) below, in the event that a Change in Control (as defined in the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended, or any successor incentive plan) occurs during the Term and, on the date of or within one year after such Change in Control, you incur a termination of employment by the Company without Cause or by you for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to you through the Termination Date, you shall be entitled to the payments and benefits provided in Section 6(a) hereof, subject to the terms and conditions thereof, except that, for purposes of this Section 6(b), the Severance Multiple shall be equal to three (3.0). Any outstanding Company equity-based awards, including any profits interest units of Digital Realty Trust, L.P., held by you as of such Change in Control shall be governed by the terms of the award agreements evidencing such awards.

(c)Death or Disability. Subject to Section 6(f) below, and notwithstanding anything to the contrary contained herein, in the event of a termination of your employment during the Term by reason of your death or Disability (as defined below), then, in addition to any other accrued amounts payable to you through the Termination Date, the Company will pay and provide you (or your estate or legal representative) with a lump-sum severance payment, payable within thirty (30) days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), in an amount equal to the sum of (w) your annual base salary as in effect on the Termination Date, (x) your target annual bonus for the fiscal year in which the Termination Date occurs, (y) the Stub Year Bonus, plus (z) the Prior Year Bonus, if any. Any outstanding Company equity-based awards, including any profits interest units of Digital Realty Trust, L.P., held by you as of such Termination Date shall be governed by the terms of the award agreements evidencing such awards.

(d)Expiration; Non-renewal. Notwithstanding anything contained herein, in no event shall the expiration of the Term set forth in Section 1 above or the Company’s election not to renew or extend the Term or your employment with the Company constitute a termination of your employment by the Company without Cause.

(e)Termination of Offices and Directorships. Upon a termination of your employment for any reason, except to the extent otherwise determined by the Board in its sole discretion, you shall be deemed to have resigned from all offices, directorships and other employment positions, if any, then held with the REIT, Digital Realty Trust, L.P., the Employer or their respective subsidiaries or affiliates (collectively, the “Digital Group”), and you agree that you shall take all actions reasonably requested by the Company to effectuate the foregoing.

(f)Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under this Section 6, shall be paid to you prior to the expiration of the six (6)-month period following your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such six (6)-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.

(g)Release; Compliance with Covenants. Notwithstanding anything contained herein, your right to receive the payments and benefits set forth in this Section 6 is conditioned on and subject to (i) your execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Termination Date and non-revocation within seven (7) days thereafter of a general release of claims against the Digital Group (as defined below) (which shall be in substantially the same form as the general release of claims used by the Company for its similarly situated senior executives generally), (ii) your continued compliance with the restrictive covenants set forth in Section 8 of this Agreement and any similar covenants set forth in any other agreement between you and the Company, and (iii) your compliance with Section 6(e) above.

(h)Definitions. For purposes of this Agreement:

(i)“Cause” shall mean (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties and which failure is not cured within thirty (30) days of receiving such notice; (2) your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates; (3) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (4) a willful breach by you of any fiduciary duty owed to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; (5) your willful and gross misconduct in the performance of your duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates and which misconduct is not cured within thirty (30) days after written notification is delivered to you by the Company that specifically identifies any such misconduct; (6) your willful and material breach of your covenants set forth in Section 8 below; or (7) a material breach by you of any of your other obligations under this Agreement after written notice is delivered to you by the Company which specifically identifies such breach. For purposes of this provision, no act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Notwithstanding the foregoing, in the event you incur a “separation from service” by reason of a termination of your employment by the Company (other than by reason of your death or Disability or pursuant to clause (3) of this paragraph) on or within one year after a Change in Control or within the six-month period immediately preceding a Change in Control in connection with such Change in Control, it shall be presumed for purposes of this Agreement that such termination was effected by the Company other than for Cause unless the contrary is established by the Company. In addition, notwithstanding the foregoing, your employment will not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority the Board, including a majority of the independent directors, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, sufficient Cause exists to terminate your employment; provided, that you shall not participate in the deliberations regarding such resolution, vote on such resolution, nor shall you be counted in determining a majority of the Board.

(ii)“Disability” shall mean a disability that qualifies or, had you been a participant, would qualify you to receive long-term disability payments under the Company’s group long-term disability insurance plan or program, as it may be amended from time to time.

(iii)“Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Termination Date: (1) the Company’s assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 hereof, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company; (2) the Company’s material reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the Company requiring you to be based at a location more than forty-five (45) miles from your then-current principal work location (determined pursuant to Section 2 of this Agreement), except for required travel on Company business; or (4)  a material breach by the Company of Section 16 of this Agreement. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (x) you provide the Company with written notice of the circumstances constituting Good Reason within thirty (30) days after the initial occurrence or existence of such circumstances, (y) the Company fails to correct the circumstance so identified within thirty (30) days after the receipt of such notice (if capable of correction), and (z) the Termination Date occurs no later than ninety (90) days after the initial occurrence of the event constituting Good Reason.

(iv)“Prior Year Bonus” shall mean, for any Termination Date that occurs between January 1 of any fiscal year and the date that annual bonuses are paid by the Company for the immediately preceding year (the “Prior Year”), your target annual bonus (without giving effect to any reduction which constitutes Good Reason) for such Prior Year, unless the Compensation Committee has determined your bonus for such Prior Year, in which case the Prior Year Bonus shall be the bonus determined by the Compensation Committee, if any. The Prior Year Bonus, if any, shall be in lieu of your annual bonus for the Prior Year. There will be no Prior Year Bonus in connection with any Termination Date that occurs on or after the date the Company pays annual bonuses for the Prior Year through the end of the year in which the Termination Date occurs.

(v)“Stub Year Bonus” shall mean the product obtained by multiplying (x) your target annual bonus for the fiscal year in which the Termination Date occurs (without giving effect to any reduction which constitutes Good Reason) multiplied by (y) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the Termination Date and the denominator of which is 365.

7.LIMITATION ON PAYMENTS.

(a)Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 6 of this Agreement, the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, your remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction undertaken pursuant to this Section 7(a) shall be accomplished first by reducing or eliminating any cash payments subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), then by reducing or eliminating cash payments that are not subject to Section 409A of the Code, then by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), and finally, by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) that is not subject to Section 409A of the Code; provided that all payments to which Treas.

Reg. §1.280G-1, Q&A-24(b) or (c) does not apply shall be reduced or eliminated before any payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) applies.

(b)Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which you have waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code, will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

8.RESTRICTIVE COVENANTS. In consideration of the compensation now and hereafter paid to you by the Company under this Agreement, you are executing and delivering to the Company concurrently with this Agreement an Employee Confidentiality and Covenant Agreement (as amended from time to time, the “ECCA”) containing certain nondisclosure, intellectual property assignment, non-competition and non-solicitation provisions, and you acknowledge and agree that you shall be bound by, and shall comply with your obligations under, the ECCA. You acknowledge and agree that the covenants contained in the ECCA are in addition to, and not in replacement of, any similar covenants contained in any other agreements containing restrictive covenants between you and the Company or its affiliates, including the Proprietary Information and Inventions Assignment Agreement and Employee Confidentiality and Covenant Agreement previously executed by you, and you further acknowledge and agree that you are bound by, and shall comply with, you obligations under such agreements.

9.CODE SECTION 409A.

(a)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if at any time you and the Company mutually determine that any compensation or benefits payable under this Agreement may not be compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the parties shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine are necessary or appropriate to (i) exempt such compensation and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 9(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(b)To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 6(f) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-l(b)(4), Section 1.409A-l(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c)To the extent that compensation or benefits payable under Section 6 of this Agreement (i) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or (ii) are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(9)(iii), and are designated under this Agreement as payable upon (or within a specified time following) your termination of employment, such compensation or benefits shall, subject to Section 6(f) hereof, be payable only upon (or, as applicable, within the specified time following) your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code).

(d)To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(l)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

10.COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook, HR policies, Code of Business Conduct and Ethics, Insider Trading Policy and as otherwise promulgated.

11.PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment or consultancy is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

12.WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13.ARBITRATION. Any disagreement, dispute, controversy or claim arising out of or relating to your employment with the Company (or separation thereof), this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration before a single neutral arbitrator. Arbitration shall be administered by JAMS in Dallas, Texas in accordance with the then existing JAMS Employment Arbitration Rules and Procedures, the current version of which is available at https://www.jamsadr.com/rules-employment-arbitration/english. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of Texas, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The Company shall advise JAMS in matters that are alleged to involve harassment and discrimination that either party is allowed to disclose the allegation (unless you request otherwise). The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party will pay the fees for his, her or its own attorneys, subject to any fee-shifting statutes that govern the claims at issue in arbitration. However, in all cases where required by law, the Company will pay the arbitrator’s and the arbitration fees. If under applicable law the Company is not required to pay all of the arbitrator’s and/or the arbitration fees, such fee(s) will be apportioned between the parties by the arbitrator in accordance with said applicable law, and any disputes in that regard will be resolved by the arbitrator. You and/or the Company may, to the extent permitted by the arbitrator, elect to participate in the arbitration remotely using videoconferencing technology and, in the absence of any such election (or if the arbitrator does not allow such election), you and the Company shall participate in the arbitration in-person at the JAMS office in Dallas, Texas.

14.RESERVATION OF RIGHTS. This Agreement does not waive any claim that cannot be legally waived under applicable federal, state, or local law, including without limitation, filing National Labor Relations Board (“NLRB”), Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”), and/or Occupational Safety and Health Administration (“OSHA”) charges and/or from participating in or providing information to the NLRB, EEOC, SEC, or OSHA, or as required in a legal proceeding. Similarly, to the extent any claim includes allegations of harassment, discrimination, and/or retaliation (“unlawful employment practice”), including claims of retaliation for whistleblower reporting, you understand that nothing in this Agreement prohibits you from (a) reporting any good faith allegation of any unlawful employment practices to an appropriate government agency enforcing discrimination laws; (b) reporting any good faith allegation of criminal conduct to an appropriate government official; (c) participating in a proceeding with any government agency enforcing discrimination laws; (d) making any truthful statements or disclosures required by law, regulation, or legal process; (e) requesting or receiving confidential legal advice; or (f) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

15.ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with the ECCA, your Employee Confidentiality and Covenant Agreement with the Company and your Proprietary Information and Inventions Assignment Agreement with the Company, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Digital Group. You agree that the Prior Agreement is hereby terminated and will be of no further force or effect, and that upon your execution of this Agreement, you will have no right or interest in or with respect to the Prior Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16.ASSUMPTION BY SUCCESSOR. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17.ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

18.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. Pursuant to California Labor Code Section 925(e), Employee represents and warrants that Employee is individually represented by independent legal counsel in the negotiation of each of the terms of this Agreement to designate the choice of law to be applied in a controversy arising from this Agreement and exclusive venue in which a controversy arising from this Agreement may be adjudicated, arbitrated or otherwise heard.

19. LEGAL FEES. The Company shall reimburse you for up to $25,000 in legal fees actually incurred by you in connection with the negotiation, preparation, and execution of this Agreement on or prior to the Effective Date. Subject to Section 9(d) above, the Company shall reimburse such legal fees within thirty (30) days following your delivery to the Company of documentation evidencing such fees.

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Cindy Fiedelman. Please retain one fully-executed original for your files.

Sincerely,

/s/ Cindy Fiedelman Cindy Fiedelman Chief Human Resources Officer	Digital Realty Trust, L.P. Managing Member Digital Realty Trust, Inc. General Partner /s/ Cindy Fiedelman Cindy Fiedelman Chief Human Resources Officer
Digital Realty Trust, Inc., a Maryland corporation By: /s/ Cindy Fiedelman Name:Cindy Fiedelman Title: Chief Human Resources Officer

DLR LLC,

a Maryland limited liability company

By:Digital Realty Trust, L.P.

Its:Managing Member

By:Digital Realty Trust, Inc.

Its:General Partner

By: /s/ Cindy Fiedelman

Name: Cindy Fiedelman

Title: Chief Human Resources Officer

Digital Realty Trust, L.P.,

a Maryland limited partnership

By:Digital Realty Trust, Inc.

Its:General Partner

By: /s/ Cindy Fiedelman

Name: Cindy Fiedelman

Title: Chief Human Resources Officer

Accepted and Agreed,

By: /s/ Andrew P. Power

Andrew P. Power